  2 County Court Blvd., Suite 202, Brampton, Ontario, L6W 3W8

  Ph: 905-595-0575   Fax: 905-595-0578

CONSENT OF P&E MINING CONSULTANTS INC.

We consent to the reference to our firm under the caption "Experts" and to the use of our updated Technical Report titled “Technical Report and Updated Resource Estimate on the Changkeng Gold Property, Guangdong Province, China for Minco Gold Corporation” dated May 8, 2009, and the use of our previous Technical Report titled “Technical Report and Resource Estimate on the Changkeng Gold Property, Guangdong Province, China for Minco Gold Corporation” dated April 24, 2008 (the “Reports”) both prepared in compliance with National Instrument 43-101 and Form 43-101F1 in the Annual Registration Statement (Form 20-F) of Minco Gold Corporation (the “Company”).

We the undersigned have read the Annual Registration Statement (Form 20-F), the National Instrument 43-101 (the "Instrument"), the Companion Policy 43-101CP, and Form 43-101F1 (the "Form 43-101F1"), and confirm that:

(a)

we have no reason to believe that there are any misrepresentations in the information contained in the Annual Registration Statement (Form 20-F) derived from “The Reports” or that is within our knowledge as a result of the investigations and enquiries made by us in connection with the preparation of the Reports;

(b)

the Reports comply with the requirements of the Instrument and Form 43-101F1.

Further, we hereby confirm our consent to the Company's use of the Annual Registration Statement (Form 20-F) for its regulatory filing purposes and its disclosure to the public.

                                                                                  ________________________

Eugene Puritch, P.Eng

Tracy Armstrong, P.Geo

President

Sr. Associate Geologist

P&E Mining Consultants Inc.

P&E Mining Consultants Inc.

_____________________

Antoine Yassa, P.Geo.

Sr. Associate Geologist

P&E Mining Consultants Inc.

Brampton, Ontario, Canada

May 12, 2010